Exhibit 10.1

Willis TOWERS WATSON Public Limited Company

2012 Equity Incentive Plan, as amended and restated

TIME-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT

FOR EXECUTIVE OFFICERS

THIS TIME-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT, including the Schedules attached hereto (this “Agreement”), is made by and between Willis Towers Watson Public Limited Company and any successor thereto (the “Company”) and the individual (the “Colleague”) who has signed or electronically accepted this Agreement in the manner specified in the Colleague’s online account with the Company’s designated broker/stock plan administrator.

WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee (as defined in the Plan) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of time-based Restricted Share Units (as hereinafter defined) provided for herein to the Colleague as an incentive for increased efforts during the Colleague’s Service (as hereinafter defined), and has advised the Company thereof and instructed the undersigned officer to prepare said Agreement.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement shall have the meaning specified in the Plan or below. The plural pronoun shall include the singular, where the context so indicates.

Section 1.1
- Cause

“Cause” shall have the meaning ascribed to such term or similar term (e.g., “Good Cause”) in the Colleague’s employment, retention or similar agreement, if any, with the Company, a Subsidiary or a Designated Associate Company, and, in the absence of an employment, retention or similar agreement or such definition in the employment, retention or similar agreement, it shall mean: (i) the Colleague’s gross or chronic neglect or negligence in the performance of the Colleague’s employment duties with respect to the Company or its Subsidiaries or Designated Associate Companies having been provided reasonable notice of such neglect or negligence and a period of at least ten (10) days after the Colleague’s receipt of such notice to cure and/or correct such performance neglect or negligence, (ii) willful misconduct by the Colleague in connection with the Colleague’s employment which is injurious to the Company or its Subsidiaries or Designated Associate Companies (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Colleague to the Company or its Subsidiaries or Designated Associate Companies), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) any breach of the Colleague’s restrictive covenants and other obligations as provided in the Colleague’s employment, retention or similar agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Colleague and the Company or any of its Subsidiaries or Designated Associate Companies (other than an insubstantial, inadvertent and non-recurring breach), or (v) any violation of any material written Company policy, which includes any policy regarding sexual or any other form of harassment, having been provided reasonable notice of such a violation (notice required only if curable as determined by the Board) and ten (10) days after the Colleague’s receipt of such notice to cure or correct such violation.

Section 1.2
– Employer

“Employer” shall mean the Company, or if different, the Subsidiary or Designated Associate Company that employs the Colleague.

Section 1.3
– Good Reason

“Good Reason” shall have the meaning ascribed to such term or similar term in the employment, retention or similar agreement, if any, with the Company, a Subsidiary or a Designated Associate Company; in the absence of an employment, retention or similar agreement or such term in the employment, retention or similar agreement, it shall mean that one or more of the following events has occurred without the Colleague’s written consent: (i) a material adverse diminution in the Colleague’s position, authority or responsibilities or the assignment to Colleague of duties or responsibilities which are materially inconsistent with the Colleague’s position; (ii) a material reduction in the Colleague’s monthly base salary or target annual incentive plan percentage; or (iii) the Colleague is required to relocate the Colleague’s primary work location of record, either (A) if the Colleague is designated to work primarily at a Company office, to an office outside a radius of 50 miles from the Colleague’s current office location, or (B) if the Colleague’s is designated to work primarily on a “remote” basis, to any office or location that is not materially consistent with the Colleague’s remote work arrangement. The Colleague may not resign or otherwise terminate the Colleague’s employment for any reason set forth above as Good Reason unless the Colleague first notifies the Employer in writing describing such Good Reason within 90 days of the first occurrence of such circumstances, and, thereafter, such Good Reason is not corrected by the Employer within 30 days of the Colleague’s written notice of such Good Reason, and the Colleague actually terminates employment within 90 days following the expiration of the Employer’s 30-day cure period described above.

Section 1.4
– Grant Date

“Grant Date” shall mean April 20, 2025.

Section 1.5
– Group Termination Event

“Group Termination Event” shall mean an involuntary termination of Service that is part of a group termination of employment, including, but not limited to, terminations resulting from the sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of an office.

Section 1.6
– Job Elimination

“Job Elimination” shall mean an involuntary termination of employment by reason of job elimination, substantial change in the nature of Colleague’s position, or job relocation.

Section 1.7
– Legacy Company

“Legacy Company” shall mean Towers Watson & Co. or Willis Group Holdings Public Limited Company and any predecessor companies or affiliates of any of the foregoing.

Section 1.8
– Nominal Value

“Nominal Value” shall mean $0.000304635 per Share.

Section 1.9
– Plan

“Plan” shall mean the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.

Section 1.10
– Qualifying Retirement

“Qualifying Retirement” shall mean either (i) a voluntary termination of the Colleague’s Service by the Colleague, or (ii) a Job Elimination, Group Termination Event or other involuntary termination of the Colleague’s Service by the Employer arising under similar circumstances, as determined in the sole discretion of the Committee, in each case, after the Colleague’s attainment of either (a) the age of 55 and the Colleague’s completion of 10 Years of Service, or (b) the age of 65 and the Colleague’s completion of 5 Years of Service, provided that the Committee has not determined, in its sole discretion, that a basis exists for the Colleague’s termination of Service for Cause or a basis other than a Job Elimination or a Group Termination Event at the time of such termination of Service.

Section 1.11
– RCA

“RCA” shall mean the Agreement of Restrictive Covenants and Other Obligations for Employees in the United States, or Outside the United States, as applicable, which is made available to the Colleague via the Colleague’s online account with the Company’s designated broker/stock plan administrator.

Section 1.12
– Restricted Share Units or RSUs

“Restricted Share Units” or “RSUs” shall mean a conditional right to receive Shares, including Fractional Share Interests, pursuant to the terms of the Plan and this Agreement upon vesting and settlement, subject to the Colleague’s continued Service through each Vesting Date.

Section 1.13
– Service

“Service” shall mean service as an Employee with (or, subject to approval by the Committee, as a Consultant to) the Company, or a Subsidiary or Designated Associate Company thereof.

Section 1.14
– Shares

“Shares” shall mean Ordinary Shares of the Company, Nominal Value per Share, which may be authorized but unissued. References in this Agreement to Shares shall also mean and include Fractional Share Interests when used in the context of references to Shares underlying the RSUs or issuable pursuant to RSUs unless the Agreement expressly provides otherwise or the context clearly suggests otherwise.

Section 1.15
– Termination Date

Unless otherwise determined by the Committee, in its sole discretion, the “Termination Date” shall mean the later of (i) the last day of the Colleague’s active Service or (ii) the last day of any notice period or garden leave, as provided for under the Colleague’s employment, retention or similar agreement, if any, or local law; provided, however, that in the case of United States taxpayers, the Termination Date shall mean a date that will allow the RSUs to comply with Section 409A of the Code.

Section 1.16
– Vesting Dates

“Vesting Dates” shall mean the first, second and third anniversaries of the Grant Date.

Section 1.17
– Years of Service

“Years of Service” shall mean the total number of full years in which the Colleague has been in Service with the Company, a Subsidiary or Designated Associate Company thereof, and a Legacy Company, including all years of Service provided prior to a termination of prior Service where the break in Service did not exceed five (5) years. For purposes of this definition, a Year of Service shall mean a 365-day period (or 366-day period in the case of a leap year) that, for the first year of Service, commences on the Colleague’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. A partial year of Service shall not be treated as a Year of Service.

ARTICLE II

GRANT OF TIME-BASED RESTRICTED SHARE UNITS
Section 2.1
- Grant of the Time-Based Restricted Share Units

Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement and the restrictive covenants set forth in the RCA, the Company hereby grants to the Colleague the number of RSUs specified in a schedule to the Agreement or as stated in the Colleague’s online account with the Company’s designated broker/stock plan administrator. The Colleague agrees that the grant of RSUs pursuant to this Agreement is sufficient consideration for the Colleague entering into the RCA. The Colleague agrees to execute and deliver or electronically accept this Agreement and the RCA within 60 days of the Grant Date. In the event the Colleague fails to execute and deliver or electronically accept the Agreement or the RCA in the manner and within the period specified in this Section 2.1, the Committee may, in its sole discretion, cancel the RSUs.

Section 2.2
- RSU Payment

In accordance with Section 7(d)(ii) of the Plan, the Shares to be issued upon vesting and settlement of the RSUs must be fully paid up prior to issuance of such Shares (including, in the interest of clarity, each issuance of Fractional Share Interests) by payment of the Nominal Value per Share. The Committee shall ensure that payment of the Nominal Value for any Shares underlying the RSUs is received by it on behalf of the Colleague at the time the RSUs are settled from a non-Irish Subsidiary or other source and shall establish any procedures or protocols necessary to ensure that payment is timely received.

Section 2.3
- Employment or Service Rights

Subject to the terms of the RCA, the rights and obligations of the Colleague under the terms of their Service shall not be affected by their participation in the Plan or any right which they may have to participate in it. The RSUs and the Colleague’s participation in the Plan will not be interpreted to form an employment agreement or service contract with the Company or any Subsidiary or a Designated Associate Company and the terms of any separate employment agreement or service contract to which the Colleague is a party shall remain in effect and will control to the extent that there are any inconsistencies with this Agreement. The Colleague hereby waives any and all rights to compensation or damages in consequence of the termination of Service for any reason whatsoever insofar as those rights arise or may arise from their ceasing to have rights under or be entitled to earn or vest in their RSUs as a result of such termination of Service. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Colleague shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

Section 2.4
- Adjustments in RSUs Pursuant to Change of Control or Similar Event, etc.

Subject to Sections 11 and 12 of the Plan, in the event that the outstanding Shares subject to the RSUs are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, substitute or adjust proportionally (i) the number and kind of Shares or securities subject to the RSUs; or (ii) the terms and conditions applicable to the RSUs. An adjustment may have the effect of reducing the price at which Shares may be acquired to less than their Nominal Value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares. Any such adjustment or determination made by the Committee shall be final and binding upon the Colleague, the Company and all other interested persons.

Section 2.5
- Tax Withholding

The Colleague acknowledges that, regardless of any action taken by the Employer, the ultimate liability for all Tax-Related Items, is and remains the Colleague’s responsibility and may exceed the amount actually withheld by the Employer. The Colleague further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Colleague’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Colleague is subject to Tax-Related Items in more than one jurisdiction, the Colleague acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Colleague agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

In this regard, the Colleague authorizes the Company and/or the Employer, or their respective agents, in their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares (including less than a whole Share) to be issued upon settlement of the RSUs, unless the Colleague instead elects, in accordance with the procedures established by the Company, to satisfy the obligations with regard to U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items that become payable in a year prior to the year in which Shares are issued upon settlement of the RSUs and on a date when the Colleague is in the employ of the Employer through withholding from the Colleague’s wages or other cash amounts payable to the Colleague by the Company or the Employer in lieu of withholding in Shares. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Colleague’s acceptance of the RSUs, the Colleague authorizes the Company and/or the Employer, or their respective agents, to (i) withhold from the Colleague’s wages or other cash amounts payable to the Colleague from the Company or the Employer, (ii) sell on the Colleague’s behalf a number of Shares (including less than a whole Share) from those Shares issued to the Colleague as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items, or (iii) utilize any other method of withholding determined by the Company and permitted by applicable laws and the Plan.

The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including minimum or maximum applicable rates applicable in the Colleague’s jurisdiction(s). In the event of over-withholding, the Colleague may receive a refund of any over-withheld amount in cash (with no entitlement to the Share equivalent), or if not refunded, the Colleague may seek a refund from the local tax authorities. In the event of under-withholding, the Colleague may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Colleague is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Colleague agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Colleague’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Colleague fails to comply with the Colleague’s obligations in connection with the Tax-Related Items.

Section 2.6
- Dividend Equivalents

On each date that a cash dividend is paid to holders of Shares from the Grant Date through the date immediately prior to the date the RSUs are settled, an amount (the “Dividend Equivalent Amount”) equal to the cash dividend that is paid on each Share, multiplied by the total number of RSUs (including RSUs over Fractional Share Interests) and any Dividend Equivalent Units (as defined below) that remain unvested and outstanding as of the dividend payment record date, will be credited to the Colleague, and such credited amount will be converted into an additional number of RSUs (including RSUs over Fractional Share Interests resulting from the foregoing calculation) determined by dividing the Dividend Equivalent Amount by the Fair Market Value of a Share on the date of the dividend payment (“Dividend Equivalent Units”). Dividend Equivalent Units will be subject to the same conditions as the underlying RSUs with respect to which Dividend Equivalent Units were credited, including without limitation, the provisions governing time and form of settlement applicable to the underlying RSUs. Unless expressly provided otherwise, as used elsewhere in this Agreement, references to RSUs in this Agreement shall also include Dividend Equivalent Units that have been credited to the Colleague pursuant to this Section 2.6.

Section 2.7
- Clawback / Repayment

The RSUs (and any Shares or other payments resulting from settlement thereof or proceeds therefrom) shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to facilitate compliance with (i) any clawback, forfeiture or other similar policy adopted by the Committee or the Board as in effect at the time the RSU award is granted, including, for the avoidance of doubt, the Company’s Compensation Recoupment Policy, effective November 28, 2023, or as may be adopted thereafter as the Committee determines necessary, appropriate or advisable in view of applicable laws, governance considerations or industry best practices; and/or (ii) applicable laws. Further, to the extent that the Colleague receives any amount in excess of the amount that the Colleague should otherwise have received under the terms of the RSU award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Colleague shall be required to repay any such excess amount to the Company. For purposes of the foregoing, the Colleague expressly and explicitly authorizes the Company to issue instructions, on the Colleague’s behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold any Shares and other amounts acquired pursuant to the RSUs to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of this Section 2.7.

ARTICLE III

TIME-BASED VESTING REQUIREMENTS
Section 3.1
- Vesting Provisions, Forfeiture and Settlement
(a)
The RSUs shall vest in three (3) substantially equal annual installments on each of the Vesting Dates, subject to the Colleague’s continued Service through the applicable Vesting Date and the other requirements in this Section 3.1, and upon vesting the RSUs shall become payable in accordance with Section 3.1(i) below.
(b)
Except as otherwise provided in this Section 3.1 or the terms of the Colleague’s employment, retention or similar agreement, in the event of the Colleague’s termination of Service prior to a Vesting Date, any RSUs that are unvested as of the Termination Date shall be forfeited immediately as of the Termination Date by the Colleague.
(c)
In the event of the Colleague’s termination of Service after the first anniversary of the Grant Date and prior to a Vesting Date due to a Qualifying Retirement, any RSUs that are unvested as of the Termination Date shall continue to vest on the original Vesting Dates that occur following the Termination Date, subject to the Colleague’s compliance with the restrictive covenants legally applicable to the Colleague and other obligations contemplated under Section 6.2 of Article VI of this Agreement, as determined in the sole discretion of the Committee. If the Committee determines in its sole discretion that the Colleague has violated the restrictive covenants and other obligations under Section 6.2 of Article VI of this Agreement, any RSUs that are unvested as of the date of the Committee’s determination shall be forfeited immediately. For the avoidance of any doubt, the provisions of this Section 3.1(c) shall prevail over the provisions of Section 3.1 (e).
(d)
In the event the RSUs are assumed or otherwise substituted or replaced by the successor corporation or an affiliate thereof in connection with a Change of Control and the Colleague’s Service is terminated (i) by the successor corporation or an affiliate employing the Colleague without Cause or (ii) by the Colleague for Good Reason, in each case, within the 24-month period commencing on the effective date of a Change of Control, all unvested RSUs shall vest as of the Termination Date.
(e)
In the event of the Colleague’s (i) termination of Service without Cause by the Employer or (ii) termination of Service by the Colleague for Good Reason, in each case, after the first anniversary of the Grant Date and prior to the effective date of a Change of Control or after the 24-month period commencing on the effective date of a Change of Control, any RSUs that are unvested as of the Termination Date shall be forfeited automatically by the Colleague unless the Committee, in its sole discretion, approves the continued vesting on the original Vesting Dates that occur following the Termination Date of some or all of the unvested RSUs. The continued vesting benefit provided under this Section 3.1(e) shall be subject to the Colleague’s compliance with the restrictive covenants legally applicable to the Colleague and other obligations contemplated under Article VI of this Agreement, as determined in the sole discretion of the Committee. If no determination is made by the Committee as of the Termination Date, then the RSUs shall, to the extent not then vested, be immediately forfeited by the Colleague.
(f)
In the event of the Colleague’s termination of Service as a result of the Colleague’s Permanent Disability or death, all unvested RSUs shall vest as of the Termination Date.

(g)
In the event the RSUs are not assumed or otherwise substituted or replaced by the successor corporation or an affiliate thereof in connection with a Change of Control, all RSUs that are unvested as of the Change of Control shall vest immediately prior to the effective date of the Change of Control.
(h)
Notwithstanding anything to the contrary in Section 3.1, no RSUs shall vest prior to the first anniversary of the Grant Date (i) except in the case of the Colleague’s termination of Service resulting from death or Permanent Disability or in connection with a Change of Control, or (ii) unless the Committee, in its sole discretion, determines that the RSUs shall be sourced from the Unrestricted Pool.
(i)
Except as otherwise provided in Section 3.1(j), RSUs that become vested shall be settled in Shares (including, in the interest of clarity, Fractional Share Interests underlying the vested RSUs or that result from the withholding of less than a whole Share pursuant to Section 2.5) on the applicable Vesting Date or, if earlier, upon an accelerated vesting event pursuant to Sections 3.1(d), (f) or (g), or as soon as practicable, but not later than 31 days, thereafter. Notwithstanding the foregoing, a Fractional Share Interest may be paid in cash or rounded to the extent provided in Schedule A for the Colleague’s country or to the extent otherwise determined by the Committee in its sole discretion.
(j)
Notwithstanding the foregoing, if the RSUs are considered non-qualified deferred compensation subject to Section 409A of the Code, as determined in the sole discretion of the Company, and the Colleague is a U.S. Taxpayer, RSUs that are no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code, shall be settled, without regard to the vesting schedule set forth above, on the earliest to occur of (i) the applicable Vesting Date, (ii) a “change in control event” within the meaning of U.S. Treas. Reg. § 1.409A-3(i)(5) (a “409A CIC Event”), (iii) a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”) that occurs following a 409A CIC Event, provided that if the Colleague is a “specified employee” within the meaning of Section 409A of the Code on the date the Colleague experiences a Separation from Service, then the RSUs shall instead be settled on the first business day of the seventh month following the Colleague’s Separation from Service, to the extent such delayed payment is required in order to avoid a prohibited distribution under Section 409A of the Code, (iv) the Colleague’s death, and (v) the Colleague’s disability, within the meaning of Section 409A of the Code.
Section 3.2
- Conditions to Issuance of Shares

The Shares underlying the RSUs to be issued hereunder shall be previously authorized but unissued Shares. Such Shares shall be fully paid. The Company shall not be required to issue Shares allotted upon the applicable date of the settlement of the RSUs prior to fulfillment of all of the following conditions, and in any event, subject to Section 409A of the Code for United States taxpayers:

(a)
The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and
(b)
The Colleague has paid or made arrangements to pay the Tax-Related Items pursuant to Section 2.5.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on the settlement of RSUs does not violate the Exchange Act and may issue stop-transfer orders covering such Shares.

Section 3.3
- Rights as Shareholder

The Colleague shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the settlement of the RSUs unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Colleague.

In the event a Fractional Share Interest is issued, the Colleague shall have with respect to such Fractional Share Interest the right to receive dividends payable with respect to a Share that are proportionate to the interest the Fractional Share Interest bears to a whole Share, but the Colleague shall otherwise not be, nor have any of the other rights or privileges of, a shareholder of the Company, including the right to vote, in respect of any Fractional Share Interests held by the Colleague until the Fractional Share Interests issued to a Colleague aggregate to a whole Share.

Section 3.4
- Limitation on Obligations

The Company’s obligation with respect to the RSUs granted hereunder is limited solely to the issuance to the Colleague of Shares within the period when such Shares are due to be issued hereunder, and in no event shall the Company become obligated to pay cash in respect of such obligation. The RSUs shall not be secured by any specific assets of the Company or any of its Subsidiaries or Designated Associate Companies, nor shall any assets of the Company or any of its Subsidiaries or Designated Associate Companies be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Colleague for damages relating to any delays in issuing the share certificates or its electronic equivalent to the Colleague (or their designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates (or the electronic equivalent) to the Colleague (or their designated entities) or in the certificates themselves.

ARTICLE IV

ADDITIONAL TERMS AND CONDITIONS OF THE RSUs

Section 4.1
- Nature of Award

In accepting the RSUs, the Colleague acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)
the Plan is operated and the RSUs are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights the Colleague may have under this Agreement, including related to the issuance of Shares pursuant to the RSUs, may be raised only against the Company but not any Subsidiary or a Designated Associate Company (including, but not limited to, the Employer);
(c)
no Subsidiary or a Designated Associate Company (including, but not limited to, the Employer) has any obligation to make any payment of any kind under this Agreement;
(d)
the RSU award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future RSU awards, or benefits in lieu of RSU awards, even if RSUs have been granted in the past;

(e)
all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
(f)
the Colleague’s participation in the Plan is voluntary;
(g)
the RSUs and any Shares acquired under the Plan, and the income and the value of same, are not intended to replace any pension rights or compensation under any pension arrangement;
(h)
the RSUs and any Shares acquired under the Plan, and the income and the value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(i)
unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, services the Colleague may provide as a director of any Subsidiary or affiliate;
(j)
the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;
(k)
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs or the underlying Shares resulting from (i) the application of the clawback provisions of 2.7 of this Agreement, or (ii) the Colleague’s termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Colleague is employed or the terms of their employment agreement, if any);

(l)
unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Change of Control or similar event affecting the Shares of the Company; and

(m)
if the Colleague is providing services outside the United States, neither the Company, the Employer nor any Subsidiary or Designated Associate Company shall be liable for any foreign exchange rate fluctuation between the Colleague’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Colleague pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

Section 4.2
- No Advice Regarding Grant

The Company, its Subsidiaries and Designated Associate Companies are not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Colleague’s participation in the Plan, the issuance of Shares upon vesting of the RSUs or sale of the Shares. The Colleague should consult with their own personal tax, legal and financial advisors regarding their participation in the Plan before taking any action related to the Plan.

ARTICLE V

DATA PRIVACY NOTICE
Section 5.1
- Data Privacy

The Company is located at 51 Lime Street, London, EC3M 7DQ, England and Wales and grants employees of the Company, Subsidiaries and Designated Associate Companies the opportunity to participate in the Plan, at the Company’s sole discretion. If the Colleague would like to participate in the Plan, the Colleague understands that the Company will process the Colleague’s Personal Data in accordance with the Global Employee Personal Information Protection Notice set forth in Schedule B to this Agreement.

ARTICLE VI

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS

Section 6.1
- Restrictive Covenants and Other Obligations

In consideration of the grant of RSUs, the Colleague shall agree to the restrictive covenants and other obligations contained in the RCA. In the event the Colleague fails to execute and deliver or electronically accept the RCA in the manner and within the period specified in Section 2.1, the Committee may, in its sole discretion, cancel the RSUs.

Section 6.2 - Continued Vesting Requirements Applicable to Qualifying Retirees

For any Colleague whose termination of Service with the Company constitutes a Qualifying Retirement (“Qualifying Retiree”), in order for the Qualifying Retiree to continue to vest in the RSUs in accordance with the provisions of Section 3.1(c), the Qualifying Retiree shall furnish to the Company on an annual basis (for the duration of an Award’s vesting), or at such time and in such manner as the Company may otherwise reasonably require from time to time, in a form provided to the Qualifying Retiree: (i) a statement of any outside employment or consulting services in which the Qualified Retiree has engaged or seeks to engage during the period between the Termination Date and the applicable Vesting Date; and (ii) a statement confirming that the Qualifying Retiree has not disclosed or used any Confidential Information as prohibited by the RCA (together with the statement described in Section 6.2(i), the “Retirement Disclosure”). In the event that a Qualifying Retiree does not make the required Retirement Disclosure, or the Company’s Chief Executive Officer, Chief Human Resources Officer, and General Counsel (jointly), or the Committee Chair, in the case of the current or any former Chief Executive Officer of the Company (the “Retirement Compliance Officers”) determine in their sole and absolute discretion that, based on the Retirement Disclosure or otherwise, the Qualifying Retiree is engaging in outside employment or consulting services that are deemed to be competitive with the Business of the Company, as defined by the RCA, in accordance with applicable law in those states or jurisdictions where such provisions are lawful, or that the Qualifying Retiree has breached the obligations regarding the use and disclosure of Confidential Information (each of the foregoing, a “Retirement Noncompliance Event”), the Retirement Compliance Officers may determine, in their sole and absolute discretion in accordance with applicable law in those states or jurisdictions where such a provision is lawful, that all vesting under Section 3.1(c) shall cease immediately and any rights afforded under this Agreement to the Qualified Retiree shall be forfeited. Notwithstanding a finding of a Retirement Noncompliance Event, the Retirement Compliance Officers may, in their sole and absolute discretion, permit the Qualifying Retiree to continue to vest in the RSUs in accordance with the provisions of Section 3.1(c). Notwithstanding the above, pursuant to California Business & Professions Code § 16600.1, if the Colleague is a current employee of the Company who works in California, or if they were employed by the Company in California at any time after January 1, 2022, they are hereby provided with notice that any clause or agreement between them and the Company that prohibits post-employment competition in California is hereby rescinded and shall be deemed null and void.

ARTICLE VII

MISCELLANEOUS
Section 7.1
- Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Colleague, the Company and all other interested persons.

No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the RSUs. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 7.2
- RSUs Not Transferable; Fractional Share Interests Not Transferable
(a)
Neither the RSUs nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Colleague or their successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.
(b)
Any Fractional Share Interest issued hereunder shall remain in the Colleague’s account at the Company’s broker until the disposition of the Fractional Share Interest and shall not become transferrable to another broker until any Fractional Share Interests issued to a Colleague aggregate to a whole Share.
Section 7.3
- Binding Effect

The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 7.4
- Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:

Willis Towers Watson plc

c/o Matthew S. Furman

General Counsel

200 Liberty Street

New York, NY 10281

and any notice to be given to the Colleague shall be at their address.

By a notice given pursuant to this Section 7.4, either party may hereafter designate a different address for notices to be given to them. Any notice that is required to be given to the Colleague shall, if the Colleague is then deceased, be given to the Colleague’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 7.4. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by a Colleague resident outside the United States of America or the United Kingdom, sent by a recognized international courier service.

Section 7.5
- Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 7.6
- Applicability of Plan

The RSUs and the Shares underlying the RSUs shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the RSUs and the underlying Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 7.7
- Amendment

No amendment that materially and adversely impacts the rights of the Colleague under the Agreement may be made without the consent of the Colleague, unless the amendment is required or advisable to facilitate compliance with applicable law, as determined in the sole discretion of the Committee.

Section 7.8
- Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of Ireland without regard to its conflicts of law provisions; provided, however, that the RCA shall be governed by and construed in accordance with the laws specified in that agreement without regard to conflicts of law provisions.

Section 7.9
- Jurisdiction

The state and federal courts located in the County of New York, State of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of such courts; provided, however, that with respect to the RCA the courts specified in such agreements shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with that agreement.

Section 7.10
- Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Colleague hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third-party broker/stock plan administrator designated by the Company. Further, to the extent that this Agreement has been executed on behalf of the Company electronically, the Colleague accepts the electronic signature of the Company.

Section 7.11
- Choice of Language

By accepting the Agreement providing for the terms and conditions of the Colleague’s grant, the Colleague confirms having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in the English language. The Colleague accepts the terms of those documents accordingly.

Section 7.12
- Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 7.13
- Schedule A

The RSUs shall be subject to any special provisions set forth in Schedule A for the Colleague’s country of residence, if any. If the Colleague relocates to one of the countries included in Schedule A prior to the vesting of the RSUs, the special provisions for such country shall apply to the Colleague, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Schedule A constitutes part of this Agreement.

Section 7.14
- Imposition of Other Requirements

The Company reserves the right to impose other requirements on the RSUs and the Shares acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Colleague to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 7.15
- Insider Trading / Market Abuse Laws

The Colleague acknowledges that, depending on the Colleague or the Colleague’s broker’s country of residence or where the Shares are listed, the Colleague may be subject to insider trading restrictions and/or market abuse laws, which may affect the Colleague’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., RSUs) or rights linked to the value of Shares under the Plan during such times as the Colleague is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions of the Colleague’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Colleague placed before the Colleague possessed inside information. Furthermore, the Colleague could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees and consultants. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Colleague acknowledges they are responsible for complying with any applicable restrictions and is encouraged to speak to their personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in the Colleague’s country.

Section 7.16
- Foreign Asset/Account Reporting Requirements and Exchange Controls

The Colleague’s country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect the Colleague’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares, sale proceeds resulting from the sale of Shares acquired under the Plan) in a brokerage or bank account outside the Colleague’s country. The Colleague may be required to report such accounts, assets or transactions to the tax or other authorities in the Colleague’s country. The Colleague also may be required to repatriate sale proceeds or other funds received as a result of the Colleague’s participation in the Plan to the Colleague’s country through a designated bank or broker within a certain time after receipt. The Colleague acknowledges that it is their responsibility to be compliant with such regulations, and the Colleague should consult their personal legal advisor for any details.

Section 7.17
- Waiver

The Colleague acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Colleague or any other participant of the Plan.

Section 7.18
- Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Section 7.19
- Code Section 409A

For purposes of United States taxpayers, it is intended that the terms of the RSUs will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Colleague to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Colleague, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related United States Department of Treasury guidance. In that light, the Company, its Subsidiaries and any Designated Associate Companies make no representation or covenant to ensure that the RSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto. Nothing in the Agreement shall provide a basis for any person to take action against the Company, its Subsidiaries or its Designated Associate Companies based on matters covered by Section 409A of the Code, including the tax treatment of any Shares or other payments made under the RSUs granted hereunder, and the Company, its Subsidiaries and any Designated Associate Companies shall not under any circumstances have any liability to the Colleague or their estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.

By the Colleague’s execution or electronic acceptance of this Agreement (including the Schedules attached hereto) in the manner specified in the Colleague’s online account with the Company’s designated broker/stock plan administrator, the Colleague and the Company have agreed that the RSUs are granted under and governed by the terms and conditions of the Plan and this Agreement (including the Schedules attached hereto).

Signed for and on behalf of

Willis Towers Watson Public Limited Company by:

/s/

Name: Kristy Banas

Title: Chief Human Resources Officer

Colleague:

Signature: #Signature#

Print Name: #ParticipantName#

#AcceptanceDate#

Schedule A

COUNTRY-SPECIFIC APPENDIX TO RESTRICTED SHARE UNIT AWARD AGREEMENT

(Time-Based Restricted Share Units)

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Terms and Conditions

This Schedule A includes additional terms and conditions that govern the Time-Based Restricted Share Unit Award granted to the Colleague under the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and the applicable time-based Restricted Share Unit Agreement (the “Agreement”) if the Colleague resides in one of the countries listed below. This Schedule A forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Notwithstanding Section 1.10 and Section 3.1(c) of the Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Colleague’s jurisdiction that likely would result in the favorable treatment that applies to the RSUs as a result of the Colleague’s retirement or reaching a certain age being unlawful and/or discriminatory, the favorable treatment contemplated under Section 1.10 and Section 3.1(c) shall not apply and Section 3.1 shall apply to the Colleague without giving effect to Section 3.1(c).

Notifications

This Schedule A also includes information based on the securities, exchange control and other laws in effect in the Colleague’s country as of February 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Colleague not rely on the information noted herein as the only source of information relating to the consequences of the Colleague’s participation in the Plan because the information may be out of date at the time the RSUs vest under the Plan.

In addition, the information is general in nature. The Company is not providing the Colleague with any tax advice with respect to the RSUs. The information provided below may not apply to the Colleague’s particular situation, and the Company is not in a position to assure the Colleague of any particular result. Accordingly, the Colleague should seek appropriate professional advice as to how the tax or other laws in the Colleague’s country apply to the Colleague’s situation.

Finally, if the Colleague is a citizen or resident of a country other than the one in which the Colleague is currently residing and/or working, transfers employment and/or residency after the Grant Date, or is considered a resident of another country for local law purposes, the terms and conditions contained herein for the country the Colleague is residing and/or working in at the time of grant may not be applicable to the Colleague, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Colleague. Similarly, the information contained herein may no longer be applicable in the same manner.

IRELAND

Terms and Conditions

RSU Payment

This provision supplements Section 2.2 of the Agreement:

Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the RSUs do not provide any right for the Colleague to receive a cash payment and the RSUs will be settled in Shares only.

Notifications

Director Reporting Obligation

If the Colleague is a director, shadow director1 or secretary of the Company or an Irish Subsidiary, they must notify the Company or the Irish Subsidiary in writing if the Colleague receives or disposes of an interest exceeding 1% of the Company (e.g., RSUs, Shares, etc.), if Colleague becomes aware of the event giving rise to the notification requirement, or if the Colleague becomes a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).

United Kingdom

Terms and Conditions

RSU Payment

This provision supplements Section 2.2 of the Agreement:

Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the RSUs do not provide any right for the Colleague to receive a cash payment and the RSUs will be settled in Shares only.

Tax Withholding

The following provisions supplement Section 2.5 of the Agreement:

Without limitation to Section 2.5 of the Agreement, the Colleague agrees that they are liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Colleague also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Colleague’s behalf.

Notwithstanding the foregoing, if the Colleague is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Colleague shall not be eligible for a loan from the Employer to cover income tax. In the event that the Colleague is a director or executive officer and the income tax is not collected from or paid by them within ninety days of the end of the United Kingdom

1 A shadow director is an individual who is not on the board of directors of the Company or an Irish Subsidiary but who has sufficient control so that the board of directors of the Company or Irish Subsidiary, as applicable, acts in accordance with the directions and instructions of the individual.

(“UK”) tax year in which the event giving rise to the income tax occurs, or such other period as required under UK law, the amount of any uncollected income tax may constitute a benefit to them on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Colleague will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for any employee NICs due on this additional benefit, which may be recovered from the Colleague by the Company or the Employer at any time thereafter by any of the means referred to in Section 2.5 of the Agreement.

UNITED STATES OF AMERICA

Notifications

Exchange Control Information

Under the Foreign Account Tax Compliance Act (“FATCA”), United States taxpayers who hold Shares or rights to acquire Shares (i.e., RSUs) may be required to report certain information related to their holdings to the extent the aggregate value of the RSUs/Shares exceeds certain thresholds (depending on the Colleague’s filing status) with the Colleague’s annual tax return. The Colleague should consult with their personal tax or legal advisor regarding any FATCA reporting requirements with respect to the RSUs or any Shares acquired under the Plan.

SCHEDULE B

Willis Towers Watson

Global Employee Personal Information Protection Notice

Last Updated: December 2024

1.
Introduction

Willis Towers Watson operates as a global business through its affiliated entities (together “the Willis Towers Watson Group”). The Willis Towers Watson Group values the trust of its employees worldwide and is committed to protecting their personal information.

The Willis Towers Watson Group operates in many different countries. Some of these countries have laws related to the collection, use, transfer and disclosure of the personal information of individuals, including our employees. The purpose of this Global Employee Personal Information Protection Notice (the “Notice”) is to give you information about what personal information the Willis Towers Watson Group collects, uses, transfers and discloses, and why.

The Willis Towers Watson Group entity responsible for collecting and processing your personal data is the entity that employs you. The Willis Towers Watson Group may also engage with outside entities to collect information consistent with this Notice. You can check which entity employs you by checking your contract of employment or by asking your usual HR contact. In this Notice, the term "we" or "us" refers to that entity. The information that we collect about you as an employee allows us to administer your benefits and helps to support routine Human Resources and operational processes, contingency planning, and internal talent searches.

2.
What Personal Information about you that we collect, and how we collect Your Personal Information

In the course of your employment, we may have collected or will collect information about you and your working relationship with us, your spouse, domestic/civil partner and/or dependents (“Dependents”). We refer to such information as “Personal Information” (also known as Personal Data in the Cayman Islands). For more specific information regarding what Personal Information about you, we may collect, use, transfer and disclose, and the purposes for which it may be collected, used, transferred and disclosed, please see Annex 1 to this Notice. Local employee handbooks, office manuals, works council agreements and notices provided in your local office or on the Willis Towers Watson intranet site may provide additional details or information.

We may also collect additional Personal Information in operating our business and interacting with individuals in the course of our business, including employment. This may at times include “sensitive" information (otherwise known as “special categories of personal information” under the General Data Protection Regulation (“GDPR”), “sensitive data” under the Saudi Arabian Personal Data Protection Law (“PDPL”), “sensitive personal data” under the Cayman Islands Data Protection Law (“DPL”), or “sensitive personal information” under the California Consumer Privacy Act (“CCPA”) and Bermuda’s Personal Information Protection Act 2016 (“PIPA”)), such as data about your ethnic origin; religious beliefs; health records or criminal conviction data; physical or mental health or condition; medical data; commission, or alleged commission of an offense; any proceedings for an offense committed, or alleged to have been committed. Where required by law, we will provide specific data processing information to you regarding how we may process that data and what rights you may have regarding such processing.

For the United Kingdom only:

Please see Annex 4 to this Notice for our Policy on the processing of Special Categories of Personal Information.

Sources of Personal Information

We normally collect your Personal Information directly from you, for example when you apply for a job with us, when you commence your role, and from time to time throughout your employment when we ask you to provide information. We may be required as a consequence of our relationship with you as your employer, or by law, to collect certain Personal Information about you. Failure to provide this information may prevent or delay the fulfilment of our obligations as an employer. We will inform you at the time your information is collected whether certain information is compulsory and the consequences of the failure to provide such information.

We also collect certain Personal Information about you from other sources, including:

(a)
background check information from employment screening agencies or publicly available registers (as allowed by law), or references obtained during recruitment;

(b)
publicly available professional profiles on websites or social media (e.g. LinkedIn); and

(c)
information about your performance or conduct from other employees, clients, or service providers you work with who may provide feedback about you or participate in performance evaluations or reviews.
3.
The Legal Bases and purposes for which we use, transfer, and disclose Your Personal Information

UK and EU data protection laws and other laws around the world, for example the PDPL and the DPA and PIPA require that we only process Personal Information subject to one or more valid legal bases. In such cases our legal basis will be one of the following:

(a)
to fulfil our contractual obligations to you in connection with your employment contract with us;
(b)
to comply with our legal obligations, for example obtaining proof of your identity to enable us to meet our anti-money laundering obligations, or obtaining proof of your right to work status to enable us to meet relevant obligations;

(c)
to comply with our legal obligations to you, for example health and safety obligations that we must comply with as your employer or to a third party (e.g. the taxation authorities);

(d)
to meet our legitimate interests, for example to manage our employees effectively, to protect us against theft or other crime, to allow you access to our technology and HR resources, and to conduct analytics that allows us to manage our workforce efficiently and plan recruitment activities. When we process Personal Information to meet our legitimate interests, we put in place robust safeguards to ensure that your privacy is protected and to ensure that our legitimate interests are not overridden by your interests or fundamental rights and freedoms;
(e)
where a reasonable person would view that you would not reasonably be expected to request that we cease or not begin to use your personal information and that our use will not prejudice your individual rights;

(f)
to protect your or another person's vital interests, for example by providing your health information to a doctor in a medical emergency;

(g)
the processing is necessary for medical purposes and is undertaken by (a) a health professional; or (2) a person who, in the circumstances, owes a duty of confidentiality equivalent to that which would arise if that person were a health professional. (see DPA);

(h)
the Personal Information is publicly available information and will be used for a purpose that is consistent with the purpose of its public availability (See PIPA);
(i)
the use of the Personal Information is necessary in the context of an individual’s present, or past employment relationship with WTW; or

(j)
we may obtain your explicit consent to collect and use certain types of Personal Information when we are required to do so by law (for example, when we process some categories of sensitive personal information or, where required by law, execute a processing which is classified as “profiling”). If we ask for your consent to process your personal information, you may withdraw your consent at any time by contacting privacy@wtwco.com.

The purposes for which we use your Personal Information are explained in more detail in Annex 1 to this Notice.

4.
Monitoring tools, profiling and automated decision-making

Some of the technology we use to protect company confidential information and ensure compliance with company policies monitors employee IT usage and employee communications and may automatically filter, record or block the sending of communications, or flag certain communications for further review, subject to meeting local legal requirements. For further information on this, please contact privacy@wtwco.com. Subject to restrictions under local laws, we may also use technology (including third party solutions) to process your Personal Information in a manner that constitutes "profiling". This involves the use of software that is able to evaluate your personal aspects and predict risks or outcomes. We do this to assist in workforce management, for example we may use software to ensure our workforce is managed and utilised efficiently, to predict risks in staff retention, to detect problems in the workplace, and/or to ensure that employees are being compensated fairly. Where biometric login is used by you on company devices such as laptops or mobile devices, your data is stored only on the device and cannot be accessed by Willis Towers Watson Group.

Although we may use this type of technology to assist our decision-making, where required by law, we do not make important decisions about employees (e.g. as to their compensation, dismissal or promotion) without a member of management and/or the HR team assessing all the circumstances.

5.
Transfer of Personal Information

Due to the global nature of Willis Towers Watson Group operations, we may disclose Personal Information to personnel and departments in other entities which are part of the Willis Towers Watson Group to fulfil the purposes described in this Notice. This may include transferring Personal Information to other countries (including countries other than where you are based that have a different data protection regime than is found in the country where you are based). Where we use IT applications in the collection of Personal Information, it may be transferred and hosted in offshore servers or hosting locations as and when it is entered into such IT applications. If you are located in the European Economic Area (the “EEA”), the UK or Switzerland this may include countries outside of the EEA, UK or Switzerland. If you are located in the Cayman Islands, this may include the United States, the European Union, India, and Bermuda. If you are located in Quebec, this may include other Canadian provinces, the

United States, the European Union, India or other countries. If you are located in the Kingdom of Saudi Arabia, this may include the UK, United States and India. If you are located in Bermuda, this may include Canada, United States, India, the European Union. Some of these countries are recognized by the European Commission or other regulators as providing an adequate level of protection (the full list of these countries deemed adequate in the EU, available here), while others are not. We have established safeguards to protect Personal Information that is transferred to other countries, including appropriate contractual protections such as standard contractual clauses published by applicable regulatory bodies. You may obtain more information about these measures and the Willis Towers Watson Group's Global Privacy Program by contacting privacy@wtwco.com.

Access to Personal Information within the Willis Towers Watson Group will be limited to those who have a need to know the information for the purposes described in Annex 1 to this Notice, and may include your managers and their designees, personnel in the international management, HR, IT, Compliance, Legal, Finance and Accounting and Internal Audit to the extent that it is legally necessary.

All personnel within the Willis Towers Watson Group will generally have access to your business contact information such as name, position, telephone number, postal address, email address and photograph.

From time to time, we and other entities within the Willis Towers Watson Group may need to make Personal Information available to other unaffiliated third parties. For a list of the categories of unaffiliated third parties, please see Annex 1 to this Notice. Some of the unaffiliated third parties will be located outside of your home jurisdiction, including in the United States and other jurisdictions that may not provide an adequate level of protection according to EEA standards. Third party service providers and professional advisors are required to protect the confidentiality and security of Personal Information, and only use Personal Information for the provision of services to Willis Towers Watson Group, and in compliance with applicable law.

When we transfer or disclose your Personal Information, we will do so in accordance with applicable law.

6.
Security

Willis Towers Watson Group will use reasonable organizational, technical and administrative measures to protect Personal Information consistent with applicable privacy and data security laws and regulations, including requiring service providers to use appropriate measures to protect the confidentiality and security of Personal Information.

7.
Data Processing, Retention and Destruction

The Willis Towers Watson Group uses various processing methods on the Personal Information it collects, including organization and structuring, storage, adaptation / alteration, consultation, use and disclosure.

We will keep your Personal Information for as long as you remain employed by us, and for a period of 10 years thereafter subject to local law requirements. We will only retain your Personal Information after this time if we are required to do so to comply with the law, or if there are outstanding or, where allowed by law, reasonably anticipated claims or complaints that will reasonably require your Personal Information to be retained. For additional details, please review our Records Management Policy.

If there is any information that we are unable, for technical reasons, to delete entirely from our systems, we will put in place appropriate measures to prevent any further processing or use of the data.

When we no longer require the use of your Personal Information, we may anonymize it as described in Annex 1, or we will securely destroy it.

8.
Access and correction requests, questions, and complaints

You have certain rights regarding your Personal Information, subject to local law, which may include the right to request:

•
access your Personal Information;

•
correct the information we hold about you;

•
erase your Personal Information;

•
restrict our use of your Personal Information;

•
object to our use of your Personal Information;

•
receive your Personal Information in a usable electronic format and transmit it to a third party (right to data portability);

•
withdraw your consent to any processing based on consent at any time;

•
lodge a complaint with your local data protection authority if you believe that we have not been able to assist with your complaint or concern (and the right to seek compensation);

•
the right to be informed about the collection and use of Personal Information;

•
the right to stop direct marketing;

•
the right to restrict automated decision making; and

•
the right to access medical records (Only PIPA)

If you have any questions about this Notice or if you would like to discuss or exercise your rights, please contact Human Resources or email privacy@wtwco.com who will make reasonable efforts to respond promptly.

If you wish to file a complaint about the way your information is processed, we encourage you to first contact your local Human Resources Representative, who will take all reasonable efforts to solve the issue. You have the right at all times to lodge a complaint with a supervisory authority responsible for your country or region.

Please note, information on how to exercise your rights under PIPA, and other laws such as CCPA and PIPL, are noted below under the Annexures of this policy.

9.
Employee’s Obligations

Please keep Personal Information up to date and inform us of any significant changes to Personal Information. You agree to inform your Dependents whose Personal Information you provide to us about the content of this Notice and to explain the use (including transfer and disclosure) of that Personal Information by us as set out in this Notice.

10.
Changes to the Policy

We may modify or update this Notice from time to time.

If we change this Notice, we will notify you of the changes. Where changes to this Notice will have a fundamental impact on the nature of the processing or otherwise have a substantial impact on you, we will give you sufficient advance notice so that you have the opportunity to exercise your rights (e.g. to object to the processing).

11.
Privacy Officer and Contact

The Willis Towers Watson entity that employs you is the controller, business or responsible party responsible for processing your Personal Information in accordance with this Notice. Please contact your local Human Resources representative for further information on this entity and the appropriate means to contact them.

For questions or comments about this Notice, please contact Human Resources or email privacy@wtwco.com.

In some countries, there is a legal requirement to provide a named individual or privacy officer and their contact details. These are:

Country	Name	Contact details
Canada

Attention of the Privacy Officer:

Towers Watson Canada Inc. and/or Willis Canada Inc. 130 King St W, Exchange Tower, Suite 1500

P.O. Box 424

Toronto, ON M5X 1E3

Email: privacy@willistowerswatson.com Phone: 416.960.2700

Nigeria	Adewunmi Akinmodiro	Adewunmi.Akinmodiro@willistowerswatson.com Willis Towers Watson Nigeria Limited 6th Floor, Africa RE Building. Plot 1679 Karimu Kotun Street, Victoria Island Lagos, Nigeria.
South Africa	André Wild	Andre.Wild@willistowerswatson.com Towers Watson (Pty) Ltd Level 4, MontClare Place, 23 Main Road, Claremont, Cape Town, 7708 Private Bag X30, Rondebosch, 7701
	Pasha Karodia	Pasha.Karodia@willistowerswatson.com Willis South Africa (Pty) Ltd Illovo Edge, 1 Harries Road, Illovo, Johannesburg 2196

Saudi Arabia	Paul Green	privacy@wtwco.com AE Dubai - Business Central Tower Tower A Floor 37, Dubai Media City, PO Box 500082, Dubai, United Arab Emirates +971 4 455 1700
Bermuda		Attention of the Privacy Officer: 90 Pitts Bay Road Wellesley House, Floor 2 Hamilton HM 08 privacy@wtwco.com

ANNEX 1

Categories of Personal Information Collected About Employees

Generally, we may collect the below categories of Personal Information about Employees:

Name, Contact Info and other Identifiers: identifiers including, but not limited to:

•
Personal Details: Name, alias, employee identification number, work and home contact details (email, phone numbers, physical address), language(s) spoken, gender, date of birth, nationality, place of birth, state identification card, national identification number, passport number, social security number, driver’s license, marital/civil partnership status, domestic partners, dependants, disability status, emergency contact information, health, insurance and benefits details, vehicle data, IP address, and photograph.
•
Documentation Required under Immigration Laws: Citizenship, passport data, details of residency or work permit.
•
System and Application Access Data: Information required to access company systems and applications such as System ID, LAN ID, email account, instant messaging account, mainframe ID, employee ID, manager employee ID, system credentials, employee status, branch state, country code, previous company details, previous branch details, and previous department details.

Protected Classifications: characteristics of protected classifications (including those under California or federal law) such as:

•
Citizenship information, as well as residency and work permit details

•
Medical information and disability information

•
Information we collect as part of our diversity and inclusion efforts including, but not limited to, race, ethnicity, color, sex, gender, sexual orientation, age, religion, national origin, disability, and citizenship status. These data are collected only if we are authorised by local regulations to do so and subject to implementing appropriate safeguards as required by applicable law

Usage Data: internet or other electronic network activity information including, but not limited to, browsing history, search history, email activity, and information regarding a user’s interaction with a system, website, or application. This includes:

•
Access logs and usage details regarding activities on Willis Towers Watson network, systems and devices, including but not limited to website and browsing history.
•
Physical access logs and call logs

•
Electronic content produced using Willis Towers Watson systems

Biometric information: an individual’s physiological, biological or behavioral characteristics including information pertaining to an individual's deoxyribonucleic acid (DNA), that is used or intended to be used, singly or in combination with each other or with other identifying data, which is used to establish individual identity, for the purposes of uniquely identifying someone. These data are collected only if we are authorised by local regulations to do so and subject to implementing appropriate safeguards as required by applicable law.

Geolocation Data: precise geographic location information about a particular Willis Towers Watson device.

Audio, Video and other Electronic Data: audio, electronic, visual, thermal, olfactory, or similar information. This includes:

•
CCTV footage and photographs

•
Call recordings and other audio recording (e.g., recorded meetings and webinars)

Employment History: professional or employment-related information. This includes, but is not limited to:

•
Compensation and Payroll: Base salary, bonus, benefits, compensation type, salary step within assigned grade, details on stock options, stock grants and other awards, currency, pay frequency, effective date of current compensation, salary reviews, banking details, working time records (including vacation and other absence records, leave status, hours worked and department standard hours), pay data and termination date.
•
Position: Description of current position, job title, corporate status, management category, job code, salary plan, pay grade or level, job function(s) and subfunction(s), company name and code (legal employer entity), branch/unit/department, location, employment status and type, full-time/part-time, terms of employment, employment contract, work history, hire/re-hire and termination date(s) and reason, length of service, retirement eligibility, promotions and disciplinary records, date of transfers, and reporting manager(s) information.
•
Talent Acquisition and Talent Management Information: Professional qualifications, language and other relevant skills, certification, certification expiration dates), information necessary to complete a background check and/or licensure application, details on performance management ratings, development programs planned and attended, e-learning programs, performance and development reviews, willingness to relocate, driver’s license information, and information used to populate employee biographies.
•
Management Records: Details of any shares of common stock or directorships.

Education Information: information about education history or background, including such information that is not publicly available personally identifiable information as defined in the federal Family Educational Rights and Privacy Act (20 U.S.C. section 1232g, 34 C.F.R. Part 99). This includes, but is not limited to:

•
Degrees, certificates or other training completed, schools attended and relevant dates.

•
Details contained in letters of application and resume/CV, previous employment background.

Profiles and Inferences: inferences drawn from any of the information identified above to create a profile about an employee reflecting their preferences, characteristics, psychological trends, predispositions, behaviour, attitudes, intelligence, abilities, and aptitudes.

Logins and Account Access Information: information which reveals account login, financial account, debit or credit card in combination with any required security or access code, password or credential allowing access.

What About Sensitive Information?

We may also collect certain types of information that is considered sensitive data or sensitive personal information (or special categories of data) under applicable law; we will only collect such information when permitted by local law, such as health/medical information, place of birth, trade union membership information, religion, and race or ethnicity. We collect this information for specific purposes, such as health/medical information in order to accommodate a disability or illness and to provide benefits; religion or church affiliation in countries such as Germany where required for statutory tax deductions; and diversity-related Personal Information (such as gender, race or ethnicity) in order to comply with legal obligations and internal policies relating to diversity and anti-discrimination.

Please be assured that, as explained in the following section, we will only use such sensitive information for the following purposes and as provided by law.

The Purposes for which we may collect, use, transfer and disclose Personal Information:

•
Managing Workforce: Managing work activities and personnel generally, including recruitment, appraisals, performance management, promotions and succession planning, rehiring, administering salary, and payment administration and reviews, wages and other awards such as stock options, stock grants and bonuses, healthcare, pensions and savings plans, training, leave, managing sickness leave, promotions, transfers, secondments, honoring other contractual benefits, providing employment references, loans, performing workforce analysis and planning, performing employee surveys, performing background checks, managing disciplinary matters, grievances and terminations, reviewing employment decisions, making business travel arrangements, managing business expenses and reimbursements, planning and monitoring of training requirements and career development activities and skills, and creating and maintaining one or more internal employee directories.
•
Communications and Emergencies: Facilitating communication with you, ensuring business continuity, providing references, protecting the health and safety of employees and others, safeguarding IT infrastructure, office equipment and other property, facilitating communication with you and/or your nominated contacts in an emergency.
•
Business Operations: Operating and managing the IT and communications systems, ensuring the security of Company systems, networks and information, managing product and service development, improving products and services, managing company assets, allocating company assets and human resources, strategic planning, project management, business continuity, compilation of audit trails and other reporting tools, maintaining records relating to business activities, budgeting, financial management and reporting, communications, managing mergers, acquisitions, sales, re-organizations or disposals and integration with purchaser, enhancing services.
•
Compliance: Complying with legal and other requirements and otherwise protecting the company’s legal interests, such as income tax and national insurance deductions, record-keeping and reporting obligations, conducting audits, reporting corporate governance, compliance with government inspections and other requests from government or other public authorities, responding to legal process such as subpoenas, pursuing legal rights and remedies, for the purpose of observing our legal obligations, which include preventing business transactions with restricted parties and complying with relevant global trade control laws, defending litigation and managing any internal complaints or claims, conducting investigations and complying with internal policies and procedures.
•
Monitoring: Monitoring compliance with internal policies and Code of Business Conduct, monitoring activity in public places by CCTV and monitoring of telephone, email, Internet,

instant messaging and other company resources as detailed in our policies and permitted by local law, regulation and any applicable works council agreements.

•
Complying with record keeping requirements: Complying with record keeping requirements, including retention requirements mandated by statute or governmental regulatory agencies in the geographies where we do business, as defined in our agreements, or per client instructions.

Aggregate and de-identified information. To the extent permitted by law, we may de-identify Personal Information and create anonymous and aggregated data sets and reports in order to assess, improve, and develop our business, products, and services, prepare benchmarking reports on our industry, and for other research, marketing and analytics purposes. When we de-identify personal information, we have implemented reasonable measures as required by law to ensure that the de- identified data cannot be associated with any individual or client. We will only maintain and use such data in a de-identified manner and do not attempt to re-identify the data, except as permitted by law.

The categories of unaffiliated third parties with whom Willis Towers Watson may share Personal Information:

•
Professional Advisors: Accountants, auditors, lawyers, insurers, bankers, and other outside professional advisors in all of the countries in which the Willis Towers Watson Group operates.
•
Service Providers: Companies that provide products and services to the Willis Towers Watson Group such as recruitment, onboarding, payroll, pension scheme, benefits providers; human resources services, performance management, training, expense management, IT systems suppliers and support; third parties assisting with equity compensation programs, credit card companies, medical or health practitioners, trade bodies and associations, and other service providers.
•
Public and Governmental Authorities: Entities that regulate or have jurisdiction over companies in the Willis Towers Watson Group such as regulatory authorities, law enforcement, public bodies, and judicial bodies (who may be located in other countries around the world).
•
Corporate Transaction: A third party in connection with any proposed or actual reorganization, merger, amalgamation, sale, joint venture, assignment, transfer or other disposition of all or any portion of the Willis Towers Watson Group's business, assets or stock (including in connection with any bankruptcy or similar proceedings).

ANNEX 2– Processing of Personal Information Related to Internal Investigations

An internal investigation may arise for a variety of reasons, such as when the Legal or Compliance teams receive a report related to colleague actions or omissions that could constitute abuse, harassment, discrimination, wrongdoing, or violations of law or Willis Towers Watson policy. During an internal investigation, Willis Towers Watson may collect, use and process your Personal Information in accordance with the Global Employee Personal Information Protection Notice generally and also the provisions of this Annex 2.

In an internal investigation, your Personal Information will be processed for the purposes of conducting the investigation. In addition, it may be processed for purposes of Willis Towers Watson ensuring compliance with its ethical and legal responsibilities, and for Willis Towers Watson to act based on the findings of the investigation. The lawful basis for this processing is the legitimate interest of Willis Towers Watson to investigate, detect, minimize, mitigate, and address any alleged or actual unethical or unlawful actions within the framework of Willis Towers Watson’s internal policies and procedures, including Willis Towers Watson’s Code of Conduct, which are designed to ensure the ethical and lawful management and operation of our business, consistent with applicable laws.

Personal Information obtained during an internal investigation will be accessible only to those authorized Willis Towers Watson colleagues involved with the investigation. It may also be shared with third parties engaged by Willis Towers Watson who are assisting with the investigation such as legal counsel. Under appropriate circumstances, Personal Information obtained during an investigation may also be shared with legal authorities, regulators and/or the courts.

Personal Information related to the investigation will be maintained for as long as necessary for the purposes set forth above and in accordance with our Records Management Policy. For example, if you are interviewed, the Personal Information related to your interview will be retained, archived, and ultimately deleted in accordance with the Willis Towers Watson Records Management Policy.

ANNEX 3 – Information for California Residents

In this section, we provide information for California residents as required under California privacy laws, including the California Consumer Privacy Act (CCPA), which requires that we provide California residents certain specific information about how we handle their personal information, whether collected online or offline. This section does not address or apply to our handling of:

•
publicly available information made lawfully available by state or federal governments
•
personal information that is subject to an exemption under Section 1798.145(c) – (f) of the CCPA (such as protected health information that is subject to HIPAA or the California Medical Information Act, and non-public information subject to the Gramm Leach Bliley Act or the California Financial Information Privacy Act)
•
personal information we collect about job applicants or independent contractors at Willis Towers Watson
•
personal information about individuals acting for or on behalf of another company, to the extent the information relates to our transactions with such company, products or services that we receive from or provide to such company, or associated communications or transactions (except that such individuals have the right to opt-out of any sale of their personal information and to not be subject to any discrimination for exercising such right)

Categories of personal information we collect, disclose, sell, or share. Our collection, use and disclosure of personal information about a California resident will vary depending upon the circumstances and nature of our interactions or relationship with such resident. Annex 1 sets out generally the categories of personal information (as defined by the CCPA) about California residents that we collect, sell, and disclose to others for a business purpose. We collect these categories of personal information from the sources, and for the purposes described above in the main body of this privacy notice and in Annex 1. In addition, we also collect some of this information by observing your actions on our systems and websites. We process personal data belonging to individuals 16 years or younger.

The CCPA defines a “sale” as disclosing or making available to a third party Personal Information in exchange for monetary or other valuable consideration, and it defines “share” in pertinent part as disclosing personal information to a third party for cross-context behavioral advertising. We do not “sell,” or “share” personal data which is subject to this Privacy Notice.

Rights of California residents. California law grants California residents certain rights and imposes restrictions on particular business practices as set forth below.

•
Do-Not-Sell: California residents have the right to opt-out of our sale of their personal information. We do not “sell” personal information subject to this Notice.
•
Initial Notice: We are required to notify California residents, at or before the point of collection of their personal information, the categories of personal information collected and the purposes for which such information is used.
•
Request to Delete: California residents have the right to request deletion of their personal information that we have collected about them and to have such personal information deleted, except where an exemption applies. We will respond to verifiable requests received from California residents as required by law. The instructions for submitting a verifiable Request to Delete are described in the “Submitting Requests” section below.
•
Limit the Use of Sensitive Personal Information: California residents have the right in certain instances to request that we limit the use and sharing of their sensitive personal information. The

CCPA defines “sensitive personal information” to include, among other things, your: social security, driver’s license, state identification card, or passport numbers; account log-in, financial account, debit card, or credit card numbers in combination with any required security or access code, password, or credentials allowing access to an account; racial or ethnic origin, religious or philosophical beliefs, or union membership; genetic data; and biometric information (including physiological, biological, or behavioral characteristics).

•
Request to Know: California residents have the right to request and, subject to certain exemptions, receive a copy of the specific pieces of personal information that we have collected, used, disclosed and sold about them and to have this delivered, free of charge, either (a) by mail or (b) electronically in a portable and, to the extent technically feasible, readily useable format that allows the individual to transmit this information to another entity without hindrance. California residents also have the right to request that we provide them certain information about how we have handled their personal information, including the:
o
categories of personal information collected;
o
categories of sources of personal information;
o
business and/or commercial purposes for collecting and selling their personal information;
o
categories of third parties with whom we have shared their personal information;
o
categories of personal information that we have sold in the preceding 12 months, and for each category identified, the categories of third parties to which we sold that particular category of information; and
o
categories of personal information disclosed for a business purpose in the preceding 12 months, and for each category identified, the categories of third parties to which we disclosed that particular category of personal information.

California residents may make a Request to Know up to twice every 12 months. We will respond to verifiable requests received from California residents as required by law. The instructions for submitting a verifiable Request to Know are described in the “Submitting Requests” section below.

•
Request to Correct: California residents have the right to request that we correct inaccurate personal information that we maintain.
•
Right to Non-Discrimination: The CCPA prohibits discrimination against California residents for exercising their rights under the CCPA. Discrimination may exist where a business denies or provides a different level or quality of goods or services, or charges (or suggests that it will charge) different prices, rates, or penalties on residents who exercise their CCPA rights, unless doing so is reasonably related to the value provided to the business by the residents’ data.
•
Financial Incentives: A business may offer financial incentives for the collection, sale or deletion of California residents’ personal information, where the incentive is not unjust, unreasonable, coercive or usurious, and is made available in compliance with applicable transparency, informed consent, and opt-out requirements. California residents have the right to be notified of any financial incentives offers and their material terms, the right to opt-out of such incentives at any time, and may not be included in such incentives without their prior informed opt-in consent. We do not offer any such incentives at this time.
•
Submitting Requests. Do-Not-Sell (Opt-out) Requests, Requests to Know, Requests to Delete, Requests to Limit, and Requests to Correct may be submitted:
o
By contacting us at 1-800-889-9288 (toll free)
o
By submitting a Consumer Request through this link

We will use the following process to verify Requests to Know and Requests to Delete: We will acknowledge receipt of your Consumer Request, verify it using processes required by law, then process and respond to your request as required by law. To verify such requests, we may ask you to provide the following information:

•
For a Request to Know categories of personal information which we collect, we will verify your identity to a reasonable degree of certainty by matching at least two data points provided by you against information in our systems which are considered reasonably reliable for the purposes of verifying a consumer’s identity.
•
For a Request to Know specific pieces of personal information or for Requests to Delete, we will verify your identity to a high degree of certainty by matching at least three pieces of personal information provided by you to personal information maintained in our systems and also by obtaining a signed declaration under penalty of perjury that the requestor is the consumer whose personal information is the subject of the request.

An authorized agent can make a request on a California resident’s behalf by providing a power of attorney valid under California law, or providing: (1) proof that the consumer authorized the agent to do so; (2) verification of their own identity with respect to a Right to Know categories, Right to Know specific pieces of personal information, or Requests to Delete which are outlined above; and (3) direct confirmation that the consumer provided the authorized agent permission to submit the request.

We will respond to verifiable requests received from California residents as required by law. For more information about our privacy practices, you may contact us as set forth above.

Consumer Requests Received in 2023. In calendar year 2023, we received and responded to consumer requests under the CCPA as set forth in the table below:

Request Type	Number of Requests Received	Number of Requests With Which We Complied (in whole or in part)	Number of Requests Denied*	Average Response Time (Number of Days)
Requests to Delete	11	1	10	30
Requests to Correct	0	0	0	0
Requests to Know	7	3	4	30
Requests to Opt- Out of the Sale/Sharing of Personal Information	14,895	14,893**	2	1
Requests to Limit	3	2	1	8

*This includes requests that were denied because we were unable to verify the identity of the requestor.

** The difference between the number of requests received and the number of requests we responded to is due to the consumer failing to provide information needed for us to take action the request.

•
Opt-Out Preference Signals and “Do-Not-Track” Signals.

The Willis Towers Watson intranet is unable to process opt-out of tracking signals such as the Global Privacy Control (GPC). For more information about the GPC, please click here. In addition, the Willis Towers Watson intranet does not recognize or respond to any signal which your browser might transmit through its so-called “Do Not Track” (DNT) feature. For more information about DNT signals, please click here.

ANNEX 4 – Information for Residents of the Kingdom of Saudi Arabia

What do we do? At Willis Towers Watson we provide data-driven, insight-led solutions in the areas of people, risk and capital.

Additional legal basis. The PDPL provides for several sets of legal bases for processing personal information. In addition to those listed above, and in the event that personal information is to be processed in accordance with the PDPL, we may process your personal information on the basis of your actual interests – this would be the case where the processing would serve your actual interests, but communicating with you becomes difficult, or even impossible.

Additional rights. You may have the right to claim compensation for material or moral damage if you are harmed as a result of our violation of the PDPL or its implementing regulations.

As outlined in the section entitled "Access and correction requests, questions, and complaints" you can complain to us and if you are not satisfied with how we handle your complaint, you can file a complaint to the Saudi Data and Artificial Intelligence Authority at this link: https://sdaia.gov.sa/en/Contact/Pages/ContactUs.aspx

ANNEX 5 - Information for Residents of Bermuda

The following information applies to any individual’s personal information used in Bermuda in accordance with Bermuda’s Personal Information Protection Act 2016 (PIPA):

Individual Rights under PIPA:

•
Right to Access: You have the right to request access: (i) your personal information in the custody or under the control of the Willis Towers Watson; (ii) the purposes for which your personal information has been and is being used by us; and (iii) the names of the persons or types of persons to whom and circumstances in which your personal information has been and is being disclosed.

•
Right to Access Medical Records: You have the right to request access to personal information (i) of a medical or psychiatric nature; or (ii) kept for the purposes of, or obtained in the course of, the carrying out of social work in relation to the individual.

•
Right of Correction: You have the right to request us to correct an error or omission in your personal information which is under the control of Willis Towers Watson.

•
Right of Erasure or Destruction: You have the right to request us to erase or destroy personal information about you where that personal information is no longer relevant for the purposes of its use.

•
Right of Blocking: You have the right to request us to cease, or not to begin, using your personal information for the purposes of advertising, marketing or public relations, or where the use of that personal information is causing or is likely to cause substantial damage or substantial distress to you or to another individual.
•
Right to Review or Initiate a Complaint: Where an individual has made a request of us in respect of their personal information they may ask the Privacy Commissioner for Bermuda to review our decision, action or failure to act.

Submitting Requests: You can exercise your rights by submitting a written request setting out sufficient detail to enable us to reasonably identify the personal information in the request:

•
By emailing us at dataaccessrequest@wtwco.com
•
By submitting a request through this link.

Compensation for financial loss or distress: An individual who suffers financial loss or emotional distress by reason of failure to comply with any of the requirements of PIPA by Willis Towers Watson is entitled to compensation from Willis Towers Watson.

How to contact us in Bermuda: If you have any questions or comments about this privacy notice regarding PIPA or our uses of personal information, please contact our Privacy Officer by writing to privacy@wtwco.com.

ANNEX 6 – Special categories of personal Information

Policy Document Related to the United Kingdom

Last updated: June 2024

1.
Policy objective

1.1
This Special categories of personal information Policy Document (the "Policy") has been established to ensure that Willis Towers Watson processes special categories of personal information in a way which complies with the UK Data Protection Act 2018 (the "Act"), where it applies.
2.
Policy Scope

2.1
This Policy applies to all subsidiary companies of Willis Towers Watson PLC based in the United Kingdom (collectively, the "Company" or "Willis Towers Watson"). All permanent and temporary employees, officers and directors (collectively, "Employees") of Willis Towers Watson operations in the United Kingdom are expected to comply with this Policy.
2.2
Outside the United Kingdom, some jurisdictions may have laws that impose additional requirements as to the way in which Willis Towers Watson processes special categories of personal information. It is the responsibility of Willis Towers Watson entities to ensure compliance with all relevant country, regional and/or state laws, governmental regulations, professional practice obligations and regulatory guidance which relate to data privacy compliance.
3.
Policy Governance

3.1
Policy Owners

The Policy Owner is the Chief Privacy Officer. The Chief Privacy Officer will be responsible for liaising with the local supervisory authority in connection with any questions arising in relation to this Policy.

3.2
Policy Approval

The Willis Towers Watson Chief Privacy Officer is responsible for approval of this Policy.

3.3
Policy review/material changes to Policy

This Policy will be reviewed at least annually, and the Policy Owner will be required to attest to policy adherence with material changes advised to the Privacy Team, for their approval. Global Privacy Office shall agree if such changes require escalation.

4.
Background

4.1
"Special categories of personal information" is personal data revealing racial or ethnic origin, political opinions, religious or philosophical beliefs, or trade union membership, genetic data or biometric data processed for the purpose of uniquely identifying a natural person, data concerning health or data concerning a natural person’s sex life or sexual orientation. Willis Towers Watson also treats information relating to criminal convictions and offences as falling within the definition of special categories of personal information.
4.2
Willis Towers Watson collects the following types of special categories of personal information:
(a)
Information about health and criminal convictions and offences for insurance purposes and claims handling in relation to insured individuals, claimants and related third parties.
(b)
Information about health for actuarial, pension scheme, and other benefits consultancy services.
(c)
Information about health and criminal convictions and offences for human resources management purposes in relation to employees, contractors and agents.
(d)
Information about racial or ethnic origin, religion and sexual orientation for diversity monitoring purposes in relation to job applicants, employees, contractors and agents.
4.3
Given the sensitive nature of this information, data privacy law imposes certain restrictions on how special categories of personal information should be collected, used and protected. Failure to comply with data privacy law could lead to complaints from individuals, compensation claims, fines from regulators, and reputational risk for Willis Towers Watson. Failure to observe this Policy by any employee or contractor may result in disciplinary action.
4.4
This Policy is a key element of Willis Towers Watson's Global Privacy Framework and as such it applies in conjunction with all other policies and procedures established by Willis Towers Watson at group, regional and local country level which address the legal requirements and business needs applicable to the processing of data. In particular, the principles in this document must be applied in accordance with the Willis Towers Watson Global Privacy Policy, the Information Security Policy and the Global Records Management Policy.
4.5
The policies and procedures that comprise the Willis Towers Watson Global Privacy Framework, including the Willis Towers Watson Global Privacy Policy are available from the Chief Privacy Officer.

Further information

4.6
If you require more information about data privacy and how the rules set out in this Policy affect Willis Towers Watson companies, you, or third parties, please contact the Chief Privacy Officer.
5.
The Rules on processing special categories of personal information

5.1
The Willis Towers Watson Global Privacy Policy must be followed when processing special categories of personal information. This contains the following rules and sets out the practical steps that apply in relation to each rule:

The Rules

•
Transparency: We must be transparent about the way in which we use personal data.
•
Collecting and using personal data for a lawful purpose only: We must only collect and use the minimum amount of personal data which is necessary for one or more legitimate business purposes, which must be lawful and justifiable.
•
Safeguarding special categories of data: We must only process special categories of data when it is necessary to do so, and we have explicit consent from individuals or another legal basis to legitimise the processing.
•
Data protection impact assessments: Where the collection and use of personal data is likely to result in significant risks to the rights and freedoms of individuals, we must carry out an assessment into the impact of the proposed collection and use on individuals.
•
Ensuring data quality: We must keep personal data accurate and up to date.
•
Retaining and disposing of data: We must keep personal data only for as long as is necessary for a specific business purpose and ensure that it is disposed of securely.
•
Respecting individuals' rights: We must be receptive to any queries, requests or complaints made by individuals in connection with their personal data in accordance with applicable law.
•
Taking appropriate security measures: We must implement appropriate technical and organisational security measures to protect personal data.
•
Adopting privacy by design: We must adopt privacy by design and privacy by default in systems, databases, tools and features that process personal data.
•
Using subcontractors/vendors: We must ensure that providers of services to us also adopt appropriate and equivalent security measures.
•
Disclosing to third parties: We must only comply with requests for disclosure of personal data to third parties where we have a legal basis on which to do so, or with the consent of affected individuals.
•
Ensuring adequate protection for international transfers:We must ensure that adequate protection is put in place when making transfers of personal data from one country to another country.

5.2
In particular, we must only collect and use special categories of personal information where necessary and where we have a lawful basis to do so. The lawful basis for processing is usually explicit consent, but the Act permits some processing of special category personal data without consent in the circumstances set out in the table below. In addition, we may be able to process special category personal data personal data without explicit consent when we are co-operating in criminal or other government investigations or inquiries. Prior to processing special category personal data for criminal or other government investigations or inquiries you must consult the local Compliance Team and local Legal counsel who in turn may consult with the Chief Privacy Officer if necessary. All exceptions must be authorised by the Global Head of Compliance.
5.3
When relying on explicit consent, we must ensure that suitable and explicit wording expressing the individual’s consent is provided in any consent forms. Where consent is not relied upon, we must be able to demonstrate that there is another lawful basis under applicable law for the collection and use of such information and make a record of the basis on which such processing is undertaken.
5.4
We may process special categories of personal information without the explicit consent of the individual affected if the processing is for one of the following purposes:

Act Ref in Schedule 1	Purpose	Examples
Paragraph 1	Employment, social security and social protection	Processing health information for managing employee sick leave and pay
Paragraph 2	Health or social care purposes	Processing disability information for assessing the working capability of employees
Paragraph 8	Equality of opportunity or treatment	Processing information about racial and ethnic origin, religion, health and sexual orientation for diversity monitoring
Paragraph 9	Racial and ethnic diversity at senior levels of organisations	Processing information about racial and ethnic origin to identify individuals suitable to hold senior positions to promote racial/ethnic diversity
Paragraph 10	Preventing or detecting unlawful acts	Processing health information to detect insurance fraud
Paragraph 12	Regulatory requirements relating to unlawful acts and dishonesty	Processing crime-related information to control insider risk
Paragraph 14	Preventing fraud	Processing crime-related information to prevent fraud
Paragraph 15	Suspicion of terrorist financing or money laundering	Processing crime-related information to identify potential terrorist financing or money laundering
Paragraph 19	Safeguarding of economic well- being of certain individuals	Processing health information about vulnerable customers to protect the economic well-being of the customers
Paragraph 20	Insurance	Processing health information or crime- related information for an insurance purpose

5.5
The local Data Protection Officer and the Chief Privacy Officer should be informed of any planned significant use of special categories of data. Where the processing of special category data is likely to pose significant risks to the rights and freedoms of individuals, a Data Protection Impact Assessment (DPIA) must be carried out. Based on the results of the DPIA, the local Data Protection Officer together with Local Compliance or Legal Teams or the Chief Privacy Officer can advise whether the processing is legitimate and advise how to mitigate any potential risks in this regard. In certain circumstances we may need to consult with the local supervisory authority regarding the use of such data.
5.6
Access to special categories of personal information must be limited to appropriate persons on a need to know basis, in addition other controls should be considered to protect special categories of personal information, including encryption, masking or making the personal data anonymous, in line with Willis Towers Watson’s Information Security Policy and practices.
5.7
Special categories of personal information must only be kept where there is a business or legal need to do so and in accordance with Willis Towers Watson's global Records Management Policy, which takes into account that certain categories of data that may be subject to law, regulations, contractual obligations, on-going business relationships and legal claims that will determine the length of time for which data may be retained. When we dispose of personal data, this must be done in a secure manner in line with Willis Towers Watson’s Information Security policies and procedures. Any questions about data retention or disposing of data must be referred to the Global Privacy Office, the local Data Protection Officer, or local Compliance or Legal Team.
6.
Verifying Compliance

The Local Data Protection Officer will undertake periodic compliance reviews in relation to processing of special category personal data and communicate the results to the Chief Privacy Officer.

The Internal Audit team may also conduct periodic audits to ensure compliance with this Policy. All employees must cooperate with such audits and any outcomes, including remediation plans.

7.
Training

Employees and contractors who have access to special categories of personal information, or who are involved in the collection of personal data, or the development of tools that collect and process personal data must undertake appropriate training relevant to their roles and responsibilities as may be assigned from time to time.

8.
Maintenance and Contact

The review and maintenance of this Policy is the responsibility of the Chief Privacy Officer. Queries and feedback should be directed to the Chief Privacy Officer.